Exhibit 99.1

PRESS RELEASE

TERADYNE ANNOUNCES FIRST QUARTER RESULTS

BOSTON – (Business wire) April 15, 2003 — Teradyne, Inc. (NYSE: TER) reported sales of $334.6 million for the first quarter of 2003, and a net loss on a GAAP (Generally Accepted Accounting Principles) basis of $76.5 million, or $0.41 per share. The pro forma net loss for the first quarter of 2003 was $48.0 million, or $0.26 per share before asset impairments, the impact of accelerated depreciation and workforce reductions. Net orders increased 23% from the previous quarter to $289 million.

“Considering the environment in which we are operating, we are pleased to report that we met our guidance for the quarter and we continue to make progress on improving our financial performance,” said George Chamillard, Teradyne Chairman and CEO. “Looking forward, the future of the economy, the timeframe for the winding down of the war and the start of the rebuilding process in Iraq, and the future impact of the SARS epidemic are all unknown. Consequently we are targeting shipments in the second quarter to be in the same range as in recent quarters — $310 to $340 million. We expect our losses to be reduced to between 16 and 24 cents on a pro forma operating basis. This EPS range assumes that we will have no tax benefit in the quarter.”

Conference Call/Webcast

Teradyne will be conducting its conference call tomorrow, April 16, 2003, at 10:00 a.m. E.D.T. The call will be webcast at www.teradyne.com. A replay will be available on the Teradyne website and via phone starting at 12 Noon E.D.T and continuing through April 30, 2003. The replay may be accessed by calling 1-800-642-1687, code 9435656 or by visiting www.teradyne.com and clicking onto “Investors” for a link to the replay. In our earnings release, conference call and webcast, we may use or discuss pro forma, or non-GAAP, financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed (if available) and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure can be found on the Teradyne website at www.teradyne.com, by clicking on “Investors” and then selecting the GAAP Reconciliation link.

Pro Forma Results

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Teradyne also discloses pro forma or non-GAAP results of operations that exclude certain charges. Teradyne reports pro forma results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the pro forma measure helps indicate underlying trends in Teradyne’s business, and management uses pro forma measures to establish operational goals.

Earnings guidance is provided only on a pro forma basis due to the difficulty in forecasting and quantifying the amounts that would be required to be included in the GAAP measure. Although Teradyne expects certain known charges, such as accelerated depreciation stemming from existing facility consolidation plans, other additional charges excluded from the pro forma measure are dependent on numerous presently unknown factors. These include asset impairments and severances related to product line divestitures that are dependent in certain instances on finding and successfully negotiating a sale with a third party. Additionally, further goodwill or real estate impairment charges are dependent upon future market conditions and valuations that are not presently determinable.

Pro forma information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The reconciliation of certain historical pro forma amounts to GAAP amounts is contained in the tables at the end of this release.

Safe Harbor Statement

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. Such statements are made pursuant to the “safe harbor” provisions established by securities legislation and are based on the assumptions and expectations of Teradyne’s management at the time such statements are made. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s financial results to differ materially from our expectations. These forward-looking statements include statements regarding our revenue and profit and loss expectations, our future business strategies and market opportunities, improvements in our business, backlog and design-ins, demand for our products, the rate of progress in reducing expenses, and the general economic outlook. Among the factors that could cause results to differ from expectations are the following: further downturn in market demand for electronics which has been affected by the economic slowdown that began in 2000; uncertainty and adverse changes in general economies worldwide; the impact of the war in Iraq, geopolitical turmoil and the threat of terrorist attacks; the impact of Severe Acute Respiratory Syndrome (SARS) in the international marketplace; uncertainty regarding the future growth rate of worldwide economies, which has caused many companies to reduce or delay capital investment; technological and market changes; Teradyne’s ability to protect its intellectual property; the historically cyclical nature of the markets that Teradyne serves; new product development and delays; uncertainty of customer acceptance of new orders; decisions by customers to cancel or defer orders that previously had been accepted; the presence of intense competition throughout the world in each of our operating segments from substantial competitors; the effectiveness of our implementation of cost cutting and expense control measures, including facility consolidations, employee reductions, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing and engineering activities; the possibility of intense price competition and the resulting prospect of having to lower our prices and therefore possibly our revenue; the impact of and our ability to manage the effects of past or future acquisitions or divestitures; the class action securities litigation brought against Teradyne; the increase in our debt service obligations and debt to capital ratio resulting from our issuance of $400 million aggregate principal amount of senior convertible notes and $45 million in mortgage financing that we obtained in 2001; the availability of additional financing; the impact of being required to account for stock options as an expense; the ability to attract and retain key employees; the risks of potential environmental liability; the risks of operating internationally which include political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission including, but not limited to, Teradyne’s annual report on Form 10-K and quarterly reports on Form 10-Q. Teradyne assumes no obligation to update the information in this press release.

About Teradyne

Teradyne (NYSE:TER) is the world’s largest supplier of Automatic Test Equipment, and a leading supplier of interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2002, Teradyne had sales of $1.22 billion, and currently employs about 6800 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the U.S. and other countries.

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TERADYNE, INC. REPORT FOR FIRST FISCAL QUARTER OF 2003

CONDENSED CONSOLIDATED OPERATING STATEMENTS (GAAP) (In thousands, except per share amounts)

	Quarter Ended:
	03/30/03	03/31/02
Net Revenues	$334,576	$248,008

Cost of Revenues	250,470	216,728
Engineering and Development	68,585	69,253
Selling and Administrative	67,402	75,049
Restructuring and Other Charges	19,486	5,866
Other and Interest	3,931	1,643

Net Expenses	409,874	368,539

Loss Before Income Taxes	(75,298)	(120,531)
Income Tax Expense (Benefit)	1,200	(43,391)

Net Loss	$(76,498)	$(77,140)

Loss per common share—basic and diluted:

Net Loss per Common Share—Basic and Diluted	$(0.41)	$(0.42)

Shares used in calculation of Net Loss per Common Share—Basic and Diluted	184,889	182,332

Gross Orders	$303,476	$237,542

Net Orders	$288,976	$210,346

RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to Pro Forma Net Loss:

	Quarter Ended
	03/30/03	03/31/02
GAAP Loss Before Income Taxes	$(75,298)	$(120,531)

Pro Forma Adjustments:
Asset Impairments (1)	$15,922	$824
Accelerated Depreciation (2)	6,430	—
Workforce Reductions (3)	6,156	5,042

Pro Forma Loss Before Income Taxes	(46,790)	(114,665)
Pro Forma Income Tax Expense (Benefit) (4)	1,200	(41,279)

Pro Forma Net Loss	$(47,990)	$(73,386)

Pro Forma EPS	$(0.26)	$(0.40)

(1)	The asset impairment charge of $15.9 million, of which $13.3 million is included in the Restructuring and Other Charges line and $2.6 million is included in the Other and Interest line on the GAAP Operating Statement, for the first quarter of 2003 consists of the following:

- $5.9 million charge for a reduction in the fair value of properties held for sale at the Semiconductor Test Division and the Connection Systems Division;

- $5.8 million charge for the impairment of assets at the Assembly Test Division related to product line divestitures;

- $2.6 million charge for the writedown of a common stock investment at Corporate; and

- $1.6 million charge primarily for the impairment of manufacturing assets at the Connection Systems Division.

The asset impairment charge of $0.8 million in the first quarter of 2002 consists of excess manufacturing equipment held for sale at the Semiconductor Test Division and is included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(2)	The $6.4 million charge for Accelerated Depreciation relates to the incremental additional depreciation over the normal depreciation expense for long-lived assets as a result of the decision to consolidate locations and therefore shorten the service period. The charge consists of the following:

- $3.4 million at Assembly Test Division related to the Westford, MA move to North Reading, MA;

- $1.8 million at Connection Systems Division related to the Hudson, NH and Cavan, Ireland facilities;

- $0.6 million at Semiconductor Test Division related to the Bedford, MA facility; and

- $0.6 million at Corporate related to a Boston facility.

In the GAAP Operating Statement, the $6.4 million charge is classified as:

- $3.6 million in Cost of Revenues;

- $1.8 million in Selling and Administrative, and

- $1.0 million in Engineering and Development.

(3)	The workforce reduction charge in the first quarter of 2003 of $6.2 million was for approximately 340 people across all functional groups and divisions. The workforce reduction charge in the first quarter of 2002 of $5.0 million was for approximately 220 people across all functional groups and divisions. Both of these charges are included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(4)	In the fourth quarter of 2002, Teradyne recorded a tax provision to establish a full valuation allowance against its net deferred tax assets. The first quarter 2003 tax expense relates primarily to a tax provision for foreign taxes and as a result of the full valuation allowance there is no difference between the GAAP and Pro Forma tax expense. In the first quarter of 2002, prior to establishing a full valuation allowance, Teradyne was recording tax benefits for losses. The first quarter of 2002 pro forma tax benefit reflects a 36% effective tax rate.

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CONDENSED CONSOLIDATED BALANCE SHEETS (GAAP) (In thousands)

	03/30/03	12/31/02
Assets
Cash, Cash Equivalents and Marketable Securities	$278,482	$325,354
Accounts Receivable	221,833	174,838
Inventories	252,018	279,550
Other Current Assets	32,532	29,531

	784,865	809,273
Net Property, Plant and Equipment	651,106	685,266
Long-term Marketable Securities	229,228	215,703
Goodwill	118,203	118,203
Intangible and Other Assets	58,559	66,232

	$1,841,961	$1,894,677

Liabilities
Current Liabilities	$280,165	$279,365
Long-term Liabilities	589,567	586,839

Shareholders' Equity	972,229	1,028,473

	$1,841,961	$1,894,677

Contact:    Teradyne, Inc.

                  Tom Newman, 617-422-2425

                  http://www.teradyne.com

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